EXHIBIT 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 12, 2014, Akorn Enterprises II, Inc., a wholly owned subsidiary of Akorn Inc. ("Akorn", or the "Company") completed its Agreement and Plan of Merger ("the Merger") with and into VPI Holdings Corp., ("VPI", or “VersaPharm”), as result of which VPI has been acquired by, merged into, and became wholly owned by Akorn in a transaction accounted for under the purchase method of accounting for business combinations. Akorn paid a total purchase price of $433.0 million to acquire all of the outstanding equity interests of VPI, subject to various post-closing adjustments related to working capital, cash, transaction expenses and funded indebtedness.

The unaudited pro forma condensed combined financial statements presented below are based on, and should be read in conjunction with, the historical information that Akorn has presented in filings with the SEC and the audited and unaudited financial statements of VersaPharm as provided in Exhibit 99.1, Exhibit 99.2, and Exhibit 99.3 of the filed Form 8-K/A. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 gives effect to the Merger described in note (1) to the unaudited pro forma condensed combined financial statements as if it had occurred on June 30, 2014, and combines the historical balance sheets of Akorn and VersaPharm as of June 30, 2014. The unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2014 is presented as if the Merger had occurred on January 1, 2013, and combines the historical results of Akorn and VersaPharm for the six month period ended June 30, 2014, while the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the Merger had occurred on January 1, 2013, and combines the historical results of Akorn and VersaPharm for the twelve month period ended December 31, 2013. The historical financial information is adjusted to give effect to pro forma events that are directly attributable to the Merger, factually supportable, and with respect to the statements of operations, are expected to have a continuing impact on combined results.

The pro forma adjustments related to the Merger are based on a preliminary fair valuation of assets acquired and liabilities assumed in connection with the merger whereby the cost to acquire VersaPharm was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. The preliminary fair valuation of assets acquired and liabilities assumed in connection with the merger is subject to finalization of Akorn management’s analysis of the fair value of the assets acquired and liabilities assumed of VersaPharm as of the merger date. The final fair valuation of assets acquired and liabilities assumed in connection with the merger may result in additional adjustments to the recorded amounts of assets and liabilities that may be material and may also result in adjustments to depreciation, amortization and charges for acquired in-process research and development that may be material. The final allocation is expected to be completed as soon as practicable, but no later than twelve (12) months after the merger date.

The historical financial information has been adjusted to reflect pro forma events that are directly attributable to the merger and can be reasonably estimated. The unaudited pro forma condensed combined statement of operations does not reflect the potential realization of cost savings and operating synergies relating to the integration of the two companies, nor does it include any other item not expected to have a continuing impact on the combined results of the companies. The preliminary estimate of the fair values of acquired assets and liabilities are based on preliminary estimates and are subject to change.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and were prepared for illustrative purposes in accordance with the regulations of the Securities and Exchange Commission and should not be considered indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the dates indicated, nor are they indicative of the expected future financial position or results of operations of the condensed combined company.

AKORN, INC.
CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2014
(In Thousands)
(Unaudited)

	Akorn	VersaPharm	Pro Forma Adjustments (Note 3)		Pro Forma Combined
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$107,907	$15,392	$(1,282)	( a )	$122,016
Trade accounts receivable, net	139,973	33,008	(8,697)	( b )	164,284
Inventories, net	108,914	6,790	13,040	( c )	128,744
Prepaid expenses and other current assets	17,120	840			17,960
Deferred taxes, current	23,266	3,849	1,058	( g )	28,173
TOTAL CURRENT ASSETS:	397,180	59,879	4,119		461,177
PROPERTY, PLANT AND EQUIPMENT, NET	135,695	1,389			137,084
OTHER LONG TERM ASSETS:
Goodwill	196,016	41,305	46,938	( d )	284,258
Product licensing rights, net	429,621	5,954	244,846	( e )	680,421
Other intangible assets, net	34,803	5,491	216,676	( e )	256,969
Deferred financing costs	16,463	1,764	7,335	( f )	25,562
Long-term investments	10,965	-	-		10,965
Deferred taxes, non-current	2,451	-	-		2,451
Other	579	-	-		579
TOTAL OTHER LONG-TERM ASSETS	690,898	54,513	515,794		1,261,205
TOTAL ASSETS	$1,223,773	$115,781	$519,913		$1,859,466
LIABILITY AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Trade accounts payable	$37,794	$2,044	$-		$39,838
Purchase consideration payable	20,514	-	-		20,514
Accrued compensation	11,058	667	-		11,725
Accrued royalties	7,071	-	-		7,071
Deferred Tax Liability, current	-	-	4,825	( g )	4,825
Income taxes payable	675	4,097	-		4,772
Chargeback and return accrual	-	8,697	(8,697)	( b )	-
Accrued expenses and other liabilities	22,165	8,755	(624)	( h )	30,296
Current maturities of long-term debt	4,500	5,844	(1,394)	( h )	8,950
TOTAL CURRENT LIABILITIES	103,777	30,103	(5,890)		127,991
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	706,420	75,969	364,581	( h )	1,146,970
Long-term portion of deferred tax liabilities	117,277	3,280	170,763	( g )	291,320
Lease incentive obligations and other long-term liabilities	1,830	-	-		1,830
TOTAL LONG-TERM LIABILITIES	825,527	79,248	535,344		1,440,120
TOTAL LIABILITIES	929,304	109,352	529,455		1,568,111
SHAREHOLDERS’ EQUITY:
Common and preferred stock	271,584	6	(6)	( i )	271,584
Additional paid in capital	-	(2,120)	2,120	( i )	-
Retained earnings (accumulated deficit)	33,700	8,543	(11,656)	( i )	30,587
Accumulated other comprehensive loss	(10,815)	-	-		(10,815)
TOTAL SHAREHOLDERS’ EQUITY	294,469	6,429	(9,542)		291,356
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,223,773	$115,781	$519,913		$1,859,466

AKORN, INC.
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(In Thousands, Except Per Share Data)
(Unaudited)

	Akorn	VersaPharm	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenues	$317,711	$63,728	$(584)	( j )	$380,856
Royalty expense	-	7,055	(7,055)	( j )	-
Cost of sales (exclusive of amortization of intangibles included below)	145,807	12,224	19,795	( j )	177,826
GROSS PROFIT	171,904	44,449	(13,324)		203,029
Selling, general and administrative expenses	53,508	19,419	262	( j ) ( l )	73,189
Acquisition-related costs	2,912	-	-		2,912
Research and development expenses	19,858	5,957	-		25,815
Amortization of intangibles	7,422	5,930	16,836	( l )	30,188
TOTAL OPERATING EXPENSES	83,700	31,305	17,099		132,104
OPERATING INCOME	88,204	13,144	(30,423)		70,925
Amortization of deferred financing costs	(842)	-	(926)	( m )	(1,768)
Interest expense, net	(8,649)	(4,918)	(15,107)	( n )	(28,674)
Equity in earnings of uncombined joint venture	80	-	-		80
Bargain purchase gain	3,707	-	-		3,707
Other non-operating income (expense), net	395	-	-		395
INCOME (LOSS) BEFORE INCOME TAXES BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION	82,895	8,225	(46,456)		44,665
Income tax provision (benefit)	30,533	2,890	(17,189)	( o )	16,235
COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION	$52,362	$5,335	$(29,267)		$28,430
COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION PER SHARE:
BASIC					$0.30
DILUTED					$0.25
SHARES USED IN COMPUTING COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION:
BASIC					96,181
DILUTED					113,898

AKORN, INC.
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2014
(In Thousands, Except Per Share Data)
(Unaudited)

	Akorn	VersaPharm	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenues	$241,371	$46,491	$-		$287,862
Royalty expense	-	5,772	(5,772)	( j )	-
Cost of sales (exclusive of amortization of intangibles included below)	115,044	7,722	5,942	( j )	128,708
GROSS PROFIT	126,327	32,997	(170)		159,154
Selling, general and administrative expenses	38,562	9,985	59	( j ) ( l )	48,606
Acquisition-related costs	21,227	-	(1,021)	( k )	20,206
Research and development expenses	13,471	3,292			16,763
Amortization of intangibles	13,364	2,974	8,409	( l )	24,747
TOTAL OPERATING EXPENSES	86,624	16,251	7,447		110,332
OPERATING INCOME	39,703	16,746	(7,617)		48,832
Amortization of deferred financing costs	(8,590)	-	(367)	( m )	(8,957)
Interest expense, net	(10,078)	(3,156)	(6,857)	( n )	(20,090)
Gain from product divestiture	8,968	-	-		8,968
Other (expense) income, net	1	-	-		1
INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	30,004	13,590	(14,840)		28,753
Income tax provision (benefit)	11,167	5,047	(5,491)	( o )	10,723
COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION FROM CONTINUING OPERATIONS	18,837	8,543	(9,349)		18,031
COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION PER SHARE:
BASIC					$0.18
DILUTED					$0.15
SHARES USED IN COMPUTING COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION:
BASIC					99,926
DILUTED					117,576

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Data)
(Unaudited)

(1)	Description of Transaction

On August 12, 2014, Akorn completed its Merger of VersaPharm in a transaction accounted for under the purchase method of accounting for business combinations. Under the purchase method of accounting, the assets acquired and liabilities assumed of VersaPharm are recorded as of the merger date, at their respective fair values, and consolidated with those of Akorn. The reported consolidated financial condition and results of operations of Akorn after completion of the merger reflect these fair values. VersaPharm’s results of operations are included in the Company’s consolidated financial statements from the date of merger.

Akorn paid a total purchase price of $433,012 comprised of $350,576 to acquire all of the outstanding VersaPharm common shares and stock options and $82,436 to settle all existing VersaPharm debt obligations as of August 12, 2014, please see Note (2).

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Data)
(Unaudited)

(2)	Consideration and fair value of acquired assets and assumed liabilities

Total consideration is summarized as follows:

Amount of cash paid to VersaPharm Stockholders	$322,730
Amount of cash paid to vested VersaPharm option holders	14,161
Amounts paid to escrow accounts	10,300
Transaction expenses paid for previous owners of VersaPharm	3,385
Equity consideration paid at closing	350,576
Settlement of debt through closing cash	82,436
Total purchase price transferred at closing	433,012

For purposes of this pro forma analysis, the above consideration has been allocated using VersaPharm’s historical balances as of June 30, 2014 based on an estimate of the preliminary fair valuation of acquired assets and assumed liabilities in connection with the merger.

Cash and cash equivalents	$15,392
Accounts receivable	24,311
Inventory	19,830
Other current assets	840
Current deferred tax assets	3,849
Intangible assets (i)	257,066
In-process research and development (IPR&D) (ii)	215,900
Property, plant and equipment	1,389
Fair value of assets acquired	$538,577
Current liabilities assumed	26,231
Non-current liabilities assumed	250,011
Fair value of liabilities assumed	$276,243
Goodwill (iii)	88,242
Net fair value of assets acquired	$350,576

(i)
The preliminary fair value of the acquired identifiable intangible assets consists primarily of product rights for currently marketed products, and was derived using the multi-period excess-earnings method, a form of the income approach, as determined by a valuation from an independent third-party valuation firm. The weighted average amortization period for these assets, in total, is approximately 11.4 years.

(ii)
In-process research and development, or IPR&D, represents compounds under development by VersaPharm at the date of merger that had not yet achieved regulatory approval. The $215,900 estimated fair value of these intangible assets was derived using the multi-period excess-earnings method, a form of the income approach, as determined by a valuation from an independent third-party valuation firm.

(iii)
The excess of purchase price over fair value amounts assigned to assets acquired and liabilities assumed represents the goodwill amount resulting from the merger. The amount allocated to goodwill is preliminary and subject to change, depending on the results of the final fair valuation of assets acquired and liabilities assumed in connection with the merger. We do not expect any portion of incremental goodwill to be deductible for tax purposes. The goodwill attributable to the merger of VersaPharm has been recorded on the unaudited condensed combined Balance Sheet and will not be amortized, but is subject to review for impairment in accordance with ASC 350, “Intangibles – Goodwill and Other.”

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Data)
(Unaudited)

(3)	Description of Pro Forma Adjustments, as presented on the June 30, 2014 Balance Sheet

( a )	Cash and cash equivalents - cash acquired and utilized in the acquisition was as follows:

Cash received by Akorn through debt offering	$445,000
Financing costs paid through debt offering proceeds	(9,185)
Amount of cash paid to VersaPharm stockholders	(347,191)
Amount of cash paid to VersaPharm debt holders	(82,436)
Amount of cash paid for VersaPharm acquisition costs	(3,385)
Acquisition-related costs incurred (iv)	(4,085)
Total cash and cash equivalents	$(1,282)

(iv)
To reflect acquisition-related transaction costs (including advisory, legal and valuation fees) incurred after June 30, 2014. These amounts are expensed as incurred. Because the acquisition-related costs will not have a continuing impact, these costs are not reflected in the unaudited pro forma statement of operations.

( b )	Chargeback and returns accrual - to record VersaPharm chargeback and returns accruals within contra accounts receivable consistent with condensed combined operations.

( c )
Inventories - acquired Inventory from VersaPharm was increased by $13,040 to reflect its estimated fair value based on a preliminary valuation analysis. The fair value step-up of inventory will result in a decrease in gross margin as the inventory is sold following the merger.

( d )
Goodwill – adjusted to eliminate goodwill recorded in the historical financial statements of VersaPharm at June 30, 2014, as follows, and record the preliminary fair value of goodwill resulting from the pro forma fair valuation of acquired assets, net, as if the acquisition had occurred using pro forma balances. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually.

Goodwill	$88,242
Less: Historic Goodwill	41,305
Total net pro forma adjustment	$46,938

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)
(Unaudited)

( e )
Product licensing rights and other intangibles - represents the preliminary fair valuation of identifiable intangible assets as compared to the carrying amount of intangible assets on VersaPharm's balance sheet at June 30, 2014, as follows:

Product licensing rights, net	$250,800
Less: Historic product licensing rights, net	(5,954)
Total net pro forma adjustment	$244,846

Other intangibles, net (v)	$222,166
Less: Historic other intangibles, net	(5,491)
Total net pro forma adjustment	$216,676

(v)	Other intangibles, net is further allocated as follows:

In-Process R&D	$215,900
Trademarks / trade names	1,000
Intangibles, other	5,266
Other intangibles, net	$222,166

( f )
Deferred financing costs - to adjust for the accrual and capitalization of an estimated $9,099 in financing costs related to the debt incurred in connection with the transaction, partially offset by the write-off of existing debt financing costs of $1,764 on VersaPharm's balance sheet at June 30, 2014. The incremental financing costs will be amortized over the life of the incremental borrowing using the effective interest method.

( g )
Deferred tax assets and liabilities - to record the deferred tax assets and liabilities related to the book and tax differences between identifiable tangible and intangible assets, based on Akorn’s condensed combined effective income tax rate.  The increase in deferred tax liabilities reflects the fact that the step-up in value of the VersaPharm inventory and intangible assets will not result in future tax-deductible expenses to Akorn.

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)
(Unaudited)

( h )	Debt - completion of the VersaPharm acquisition required cash payments in excess of the sum of the Company’s cash reserves as of January 1, 2013, the acquisition date assumed in the period presented. The Company entered into $445,000 of outstanding debt obligations in the form of an incremental term loan maturing seven (7) years from the date of an existing term loan issuance. Interest will accrue based, at the Company’s election, on an adjusted prime/federal funds rate (“ABR Loan”) or an adjusted LIBOR (“Eurodollar Loan”) rate, plus a margin of 2.50% for ABR Loans, and 3.50% for Eurodollar Loans. Each such margin will decrease by 0.25% in the event Akorn’s senior debt to EBITDA ratio for any quarter falls to 2.25:1.00 or below. During an event of default, as defined in the Term Loan Agreement, any interest rate will be increased by 2.00% per annum. Per the Incremental Term Loan Agreement, the interest rate on LIBOR loans cannot fall below 4.50%. This debt entered into is net of long-term debt on VersaPharm's balance sheet as of June 30, 2014 which was paid through the closing and terminated.

( i )
Equity - reflects adjustments to eliminate VersaPharm’s historical shareholders’ equity and to reflect Akorn acquisition related costs and ticking fees incurred subsequent to June 30, 2014 of $3,113, net of tax. These amounts are expensed as incurred. As the acquisition-related costs will not have a continuing impact, these costs are not reflected in the unaudited pro forma statement of operations.

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Data)
(Unaudited)

(3)	Description of Pro Forma Adjustments, as presented on the December 31, 2013 and June 30, 2014 Statements of Operations

( j )
Sales and Cost of sales - to record the removal of revenues and cost of sales related to the disposal of one product pursuant to the merger agreement, to record the impact of the estimated step-up of VersaPharm's inventory from book value to fair value, and to record VersaPharm freight-out expense and royalty expenses within cost of sales consistent with condensed combined operations. The fair value step-up of inventory will result in a $13,040 increase in cost of sales as the inventory is sold following the merger.

( k )
Acquisition related expense - represents reversal of the acquisition related costs incurred by Akorn and VersaPharm included in the historic financial statements for the periods presented which are directly attributable to the merger, as these costs would have been incurred prior to the period covered by the unaudited pro-forma condensed combined statements of operations presented herein.

( l )
Amortization expense - To record pro forma amortization expense of $11,383 and $22,766 for the 6 months ended June 30, 2014 and the year ended December 31, 2013, respectively, on the portion of the purchase price allocated to intangible assets and to record depreciation expense within sales, general, and administrative expenses consistent with condensed combined operations. VersaPharm had historic amortization of intangible assets of $2,745 and $5,442 for the six months ended June 30, 2014 and the twelve months ended December 31, 2013, respectively. Pro forma amortization is calculated as follows:

			Estimated Amortization (vi)
	Preliminary Fair Value	Estimated Useful Life	For the 6 months ended June 30, 2014	For the 12 months ended December 31, 2013
Product licensing rights, net	250,800	11.4	10,977	21,954
Trademarks / Trade Names	1,000	3.0	167	333
Intangibles, other	5,266	11.0	239	479
IPR&D	215,900	N/A (iv)	-	-
	472,966		11,383	22,766

(vi)	Amortization expense has been calculated using the straight-line method over the estimated useful life.
(vii)	IPR&D is indefinite lived in accordance with ASC 805.

( m )
Amortization of deferred financing costs - represents costs related to the amortization of capitalized debt financing costs resulting from the transaction using the effective interest method of $674 for the six months ended June 30, 2014 and $1,348 for the year ended December 31, 2013, partially  offset by VersaPharm deferred financing amortization expense incurred of $307 for the six months ended June 30, 2014, and $422 for the year ended December 31, 2013 which was previously classified in VersaPharm's financials within the line item “interest expense.”

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)
(Unaudited)

( n )
Interest expense, net - represents the effect of the increased interest expense resulting from the incremental debt obligation as calculated below, partially offset by interest expense incurred by VersaPharm for the six months ended June 30, 2014 of $2,849 and year ended December 31, 2013 of $4,496, and the reclassification of deferred financing amortization expense in VersaPharm's financials from interest expense consistent with condensed combined operations. A 1/8% variance in interest rates would impact net income by approximately $278 for the six month period ended June 30, 2014, and $556 for the year ended December 31, 2013.

	For the 6 months ended June 30, 2014	For the 12 months ended December 31, 2013
Interest expense (Term Loan) (viii)	$10,013	$20,025

(viii)	Calculated as the outstanding principle multiplied by expected effective rate of 4.5% for the six months ended June 30, 2014 and the twelve months ended December 31, 2013.

( o )
Income tax expense - we have estimated the income tax provision that would have been required by Akorn had the VersaPharm Acquisition taken place on January 1, 2013, the acquisition date assumed in the attached unaudited condensed combined statements of income, based on the pro forma adjustments made and based on Akorn’s condensed and combined income tax rate of 37.0%.